Exhibit 99


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                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                Contact:  A. Patrick Linton
January 26, 1996                                                    301/662-2191

                        FCNB CORP ACQUIRES LAUREL BANCORP
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FREDERICK,  MD -- FCNB Corp, the bank holding company for FCNB Bank and Elkridge
Bank, has completed the acquisition of Laurel Bancorp, the parent company of Laurel Federal Savings Bank, Laurel, Maryland. First announced in May of 1995
when  a  definitive   agreement  to  acquire  Laurel  Bancorp  was  signed,  the acquisition increases FCNB Corp assets by $108 million, to over $660 million.

         Stockholders from both corporations approved the merger at special meetings held January 18, 1996. At the consummation of the transaction, FCNB Corp will exchange .7656 shares of FCNB Corp common stock for each outstanding share of Laurel Bancorp stock. Approximately 1,321,000 shares will be issued, according to A. Patrick Linton, President and CEO of FCNB Corp. FCNB Corp trades on the NASDAQ National Market as FCNB and closed yesterday at $20 per share.

         "This merger extends our franchise into a very attractive adjacent market," states Mr. Linton. "It is an important move for FCNB Corp in terms of growth opportunities, and will enhance long term shareholder value. The Laurel market's demographic picture and strategic location, in one of the Mid-Atlantic's more rapidly growing corridors, create new opportunities. We look forward to a merger which benefits shareholders and customers." The Laurel market includes northern Prince George's County and adjacent areas of Montgomery, Howard and Anne Arundel Counties.

         Conceivably the most significant in recent Corp history for its long-term growth potential, the Laurel Bancorp transaction will incur $3 million in one time merger-related charges. While these one time charges were factored into the purchase price, for accounting purposes, they are required to pass through the consolidated income statement of FCNB Corp in the first quarter of 1996.

         Under the terms of the acquisition, Laurel Bancorp has been merged into FCNB Corp. "Laurel Federal Savings Bank has two full service branches located in Green Valley and Laurel. The Office located in Green Valley will be a branch of FCNB Bank, and the Laurel Office will be a branch of Elkridge Bank," continued Mr. Linton. "The split is somewhat unique, but will allow for improved efficiency while continuing our community banking philosophy."

         In December, FCNB Corp announced plans to acquire Harbor Investment Corp, the parent company of Odenton Federal Savings and Loan Association, a transaction valued at about $6.7 million. Odenton Federal has one office, located in Odenton, Maryland. It is anticipated that this office will become a branch of Elkridge Bank.


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         FCNB Bank and Elkridge Bank are wholly owned subsidiaries of FCNB Corp.
FCNB Bank has fourteen other Offices in Frederick, Carroll and Montgomery Counties; Elkridge Bank has three other Offices in Howard and Anne Arundel
Counties. FCNB Corp's Bank subsidiaries are Members FDIC and Equal Housing Lenders.

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